Exhibit 10.6

February 15, 2024

To:

Cactus Acquisition Corp. 1 Limited

4B Cedar Brook Drive

Cranbury, NJ 085412

Attention: Ofer Gonen, Chief Executive Officer

Re: Termination of Administrative Support Services Agreement

Pursuant to Section 4.01(i) of that certain Sponsor Securities Purchase Agreement, dated as of February 9, 2024, by and among Cactus Acquisition Corp. 1 Limited (the “Company”), Cactus Healthcare Management LP (the “Sponsor”), and EVGI Limited (the “Buyer”) (the “SPA”), the Sponsor and the Company hereby terminate that certain Administrative Support Services Agreement, dated as of May 21, 2021, by and between the Sponsor and the Company (the “Support Agreement”), effective as of the Closing under the SPA (the “Termination Time”).

Following the Termination Time, the Support Agreement shall be of no further force or effect, such that any and all undertakings, rights, obligations, entitlements and/or provisions included therein and/or arising thereunder shall terminate, expire and become of no further force and effect.

Notwithstanding the above, the termination of the Support Agreement shall not affect or diminish any of provisions of the Support Agreement that were in place prior to the Termination Time (subject, however, to any agreements among the parties in the SPA that govern whether Sponsor is entitled to amounts due under the Support Agreement prior to the Termination Time), and shall not impact the waiver by the Sponsor of its recourse against the Trust Account (as defined in the Support Agreement), which waiver shall continue in full force and effect past the Termination Time.

Sincerely,

Cactus Healthcare Management LP

By:	Cactus Healthcare Management LLC,
its sole General Partner

By:	/s/ Stephen T. Wills
	Name:	Stephen T. Wills
	Title:	Secretary

Accepted and agreed:

Cactus Acquisition Corp. 1 Limited

By:	/s/ Ofer Gonen
Name:	Ofer Gonen
Title:	Chief Executive Officer